AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE FAIR-HAIRED DUMBBELL LLC

an Oregon limited liability company

___________, 2016

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS AGREEMENT OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY, THE MANAGER OR THEIR AFFILIATES, OR ANY PROFESSIONAL ASSOCIATED WITH THIS OFFERING, AS LEGAL, TAX OR INVESTMENT ADVICE.  EACH INVESTOR SHOULD CONSULT WITH AND RELY ON HIS OR HER OWN ADVISORS AS TO THE LEGAL, TAX AND/OR ECONOMIC IMPLICATIONS OF THE INVESTMENT DESCRIBED IN THIS AGREEMENT AND ITS SUITABILITY FOR SUCH INVESTOR.

AN INVESTMENT IN THE COMPANY CARRIES A HIGH DEGREE OF RISK AND IS ONLY SUITABLE FOR AN INVESTOR WHO CAN AFFORD LOSS OF HIS OR HER ENTIRE INVESTMENT IN THE COMPANY.

NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY TAX BENEFITS FROM AN INVESTMENT.

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE FAIR-HAIRED DUMBBELL LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is entered into as of ____________, 2016 (the “Effective Date”), by and between the person(s) designated as members of the Company on the books and records of the Company, as amended from time to time (collectively, the “Members”).  Capitalized terms are defined in Section I of this Agreement, or where such terms appear herein, or both.

Recitals

A.

The Fair-Haired Dumbbell LLC, an Oregon limited liability company (the “Company”) was formed on February 26, 2014, pursuant to the Articles filed with the Secretary of State of Oregon.

B.

Since its formation, and in conjunction with the execution of this Agreement, a Class A Membership Unit has been issued to …Some Knucklehead Inc. dba Guerrilla Development, an Oregon corporation (“Manager”), in consideration of certain initial capital contributions made by it to fund, in part, the Company’s acquisition of the Property (defined herein).

C.

The Members now wish to adopt this Agreement to set forth the terms and conditions by which the Company will be governed, to accommodate the planned admission of Class C Members to the Company, and to set forth certain terms and conditions applicable thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Oregon Limited Liability Company Act, and any successor statute, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i)

the deficit shall be decreased by the amounts which the Member is obligated to restore or is deemed obligated to restore pursuant to Regulation Section 1.704-l(b)(2)(ii)(c); and

(ii)

the deficit shall be increased by the items described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5), and (6).

“Adjusted Capital Balance” means, as of any day, a Member’s total Capital Contributions less all amounts actually distributed to the Member pursuant to Section 4.1(c) or 4.1(d) below.  If any Membership Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Membership Unit transferred.

“Affiliate” means, with respect to any Person, any Person: (i) which owns more than twenty percent (20%) of the voting interests in the Person; or (ii) in which the Person owns more than twenty percent (20%) of the voting interests; or (iii) in which more than twenty percent (20%) of the voting interests are owned by a Person who has a relationship with the Person described in clause (i) or (ii) above.

“Agreement” is defined in the preamble.

“Approved Transfer of the Company” is defined in Section 6.5.

“Articles” means the Articles of Organization of the Company previously filed with the Secretary of State of Oregon, as amended or restated from time to time.

“Capital Account” means the account maintained by the Company for each Member in accordance with the following provisions:

(i)

a Member’s Capital Account shall be credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Profit and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Section IV (other than Section 4.3.3); and

(ii)

 a Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Section IV (other than Section 4.3.3).

If any Membership Unit is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Membership Unit. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-l(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Class A Interest” refers to the membership interest of the Class A Member in the Company, including the Percentage Interest, Financial Rights and Membership Rights applicable thereto.

“Class A Member” means the owner of the Class A Membership Unit, and any assignee or transferee of such Person permitted under the terms of this Agreement, and any other Person admitted to the Company as a Class A Member pursuant to the terms hereof.  The name of the Class A Member, and the Percentage Interest allocated to the Class A Member, shall be reflected in the books and records of the Company.

“Class A Membership Unit” refers to a single unit of Class A Interest.

“Class B Interests” refers to the membership interests of the Class B Members in the Company, including all Percentage Interests, Financial Rights and Membership Rights applicable thereto, if any.

“Class B Members” means any Persons to whom Class B Membership Units are issued, and any assignee or transferee of such Persons permitted under the terms of this Agreement, and any other Person admitted to the Company in the future as a Class B Member pursuant to the terms hereof.  The names of the Class B Members, and the Percentage Interests allocated to each such Class B Member, shall be reflected in the books and records of the Company.

“Class B Membership Units” refers to any units of Class B Interests issued in the future, with the Percentage Interests, Financial Rights and Membership Rights which form a part of the Class B Membership Unit to be determined by Manager if and when any such Class B Interests are established or issued. As of the Effective Date, no Class B Membership Units have been established or issued.

“Class C Interests” refers to the membership interests of the Class C Members in the Company, including all Percentage Interests, Financial Rights and Membership Rights applicable thereto, if any.

“Class C Members” refers to any Persons who acquire a Class C Interest in the Company in the future, if and to the extent the Company establishes and issues Class C Interests pursuant to the terms of this Agreement.  There are no Class C Members as of the Effective Date of this Agreement.

“Class C Membership Units” refers to any units of Class C Interests issued in the future, with the Percentage Interests, Financial Rights and Membership Rights which form a part of the Class C Membership Unit to be determined by Manager if and when any such Class C Interests are established or issued. As of the Effective Date, no Class C Membership Units have been established or issued.

“Class C-1 Interests” refers to the membership interests of the Class C-1 Members in the Company, including all Percentage Interests, Financial Rights and Membership Rights applicable thereto, if any.

“Class C-1 Members” refers to any Persons who acquire a Class C-1 Interest in the Company in the future, if and to the extent the Company establishes and issues Class C-1 Interests pursuant to the terms of this Agreement.   There are no Class C-1 Members as of the Effective Date of this Agreement.

“Class C-1 Membership Units” refers to any units of Class C-1 Interests issued in the future upon conversion of Class C Interests, with the Percentage Interests, Financial Rights and Membership Rights which form a part of the Class C-1 Membership Unit to be determined by Manager if and when any such Class C-1 Interests are established or issued. As of the Effective Date, no Class C-1 Membership Units have been established or issued. Class C-1 Membership Units shall only be issuable upon a Class C Member’s execution of a Conversion Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” is defined in the preamble.

“Conversion Agreement” means any agreement between the Company and a Class C Member, by which such Class C Member elects to convert its Class C Membership Units into Class C-1 Membership Units, in accordance with Section 6.12 hereof.

 “Final Sharing Percentages” shall mean the percentage of distributions which the Class A Member, and each Class B Member, respectively, is entitled to receive, in respect of distributions made pursuant to Section 4.1(g), below.

“Financial Rights” means a Person’s rights to share in Profits and Losses of, and distributions from, the Company.

“Governance Rights” means all of a Person’s rights as a Member of the Company other than Financial Rights and the right to assign Financial Rights.

“Includes”, “including” or other substantially similar terms shall be interpreted as if such term was immediately followed by the phrase “without limitation.”

“Investor Members” means all Persons who own Class B Interests, Class C Interests and/or Class C-1 Interests.

“Interest Holder” means each holder of a Class A Interest, Class B Interest, Class C Interest and/or Class C-1 Interest, and shall any successor or assignee of any such Member Interest that, under the terms of this Agreement, is entitled to enjoy and receive the Financial Rights attached to such Member Interest, whether or not such Person is entitled to enjoy the benefit of any other Membership Rights that would otherwise be applicable to such Member Interest.

“Manager” means each Person who is listed as a manager of the Company in this Agreement, or who becomes a substituted manager of the Company as herein provided and who is listed as a manager in the books and records of the Company.  For purposes of this Agreement and the management of Company affairs, the term “Manager” shall have the same meaning ascribed to the term “manager” under the Act.

“Mandatory Class C Redemption Date” means the fifth (5th) anniversary of the date upon which a Class C Membership Unit is first issued to the applicable Class C Member.

“Member(s)” means each Person who is entering into this Agreement and is listed as a Member on the books and records of the Company, including the Class A Member, and any Person (including, if applicable, any Class B Member, Class C Member, Class C-1 Member or other class of Member) who subsequently is admitted as a Member of the Company.

“Member Interest” means collectively and individually, the Class A Interest, the Class B Interests, the Class C Interests and Class C-1 Interests, as applicable.

“Membership Rights” means all of the rights of a Member in the Company, namely, a Member’s Financial Rights and Governance Rights, including a Member’s: (i) Membership Unit; (ii) right to inspect the Company’s books and records; and (iii) unless otherwise limited by this Agreement, right to participate in the management of and vote on matters coming before the Company.

“Membership Unit(s)” means, (i) individually, any of the Class A Membership Units, Class B Membership Units, Class C Membership Units or Class C-1 Membership Units, as applicable, and (ii) collectively, the Class A Membership Units, the Class B Membership Units, the Class C Membership Units and the Class C-1 Membership Units, if any.

“Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Necessary Expenses” means costs and expenses of an essentially non-discretionary nature, including amounts due under leases and other agreements and/or legal requirements by which the Company is bound (including regularly scheduled debt service payments and other amounts owing under any third party loans made to the Company, and/or amounts required to be paid to fulfill the Company’s obligations under a lease or other contract), financing and refinancing expenses, real estate taxes then due and payable, utility costs, insurance premiums, leases, costs of curing legal violations, and other similar non-discretionary types of expenses that the Manager otherwise deems necessary or appropriate in its good faith judgment.

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Net Cash From Operations” means the gross cash proceeds from Company operations (including sales and dispositions of Company property in the ordinary course of business) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Manager.  Net Cash From Operations shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves as herein provided previously established pursuant to the first sentence hereof and from Net Cash From Sales or Refinancings.

“Net Cash From Sales or Refinancings” means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Company property, less any portion thereof used to establish reserves, all as determined by the Manager. Net Cash From Sales or Refinancings shall include all principal and interest payments received by the Company with respect to any note or other obligation acquired in connection with sales and other dispositions (other than in the ordinary course of business) of Company property.  Net cash proceeds shall mean the gross receipts (including condemnation and casualty insurance proceeds) from the refinancing, sale, exchange or other disposition (excluding leasing) of all or part of a Company property other than in the ordinary course of business, less the costs and expenses of the refinancing, sale, exchange or other disposition (including brokerage commissions), less the amount of any outstanding indebtedness allocable to such Company property and discharged on such sale, exchange or other disposition, and less the amount of any expenses (including capital expenditures and additions to reserves as herein provided) paid pursuant to the terms of this Agreement from the proceeds of the refinancing, sale, exchange or other disposition of such Company property.  In the event any cash proceeds are not clearly identifiable as Net Cash From Operations or Net Cash From Sales or Refinancings, then the Manager, in its sole discretion, shall determine how to categorize such cash proceeds.

“Percentage Interest” means, as to a Member, the percentage set forth after the Member’s name on the books and records of the Company, as amended from time to time, and as adjusted from time to time in accordance with Section 6 and in accordance with the acceptance by the Company of any Subscription Agreement representing each Member’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Person” means a natural person (age 18 or older), partnership (whether general or limited and whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Preferred Return for Class B Membership Units” means a return on investment calculated at the rate of 8% per annum, compounding monthly, on all Capital Contributions made to the Company by a Class B Member, with such Preferred Return for Class B Membership Units commencing to accrue on the date of each Capital Contribution is made to the Company by the Class B Member in question and continuing until such Capital Contribution is repaid or returned in full; provided, however, that in the year that the Class B Membership Unit’s Adjusted Capital Balance is reduced to zero, the Class B Membership Units shall no longer be entitled to a Preferred Return.

“Preferred Return for Class C Membership Units” means a return on investment calculated at the rate of 8% per annum, compounding monthly, on all Capital Contributions made to the Company by a Class C Member, with such Preferred Return for Class C Membership Units commencing to accrue on the date of each Capital Contribution is made to the Company by the Class C Member in question and continuing until such Capital Contribution is repaid or returned in full; provided, however, that, if a Class C Membership Unit is not fully redeemed on or before the Mandatory Class C Redemption Date, the Preferred Return for Class C Membership Units applicable to such Class C Membership Unit shall thereafter be increased from 8% per annum to 12% per annum, commencing on the Mandatory Class C Redemption Date and continuing thereafter at 12% per annum until the date upon which the Class C Membership Unit is fully redeemed.

“Preferred Return for Class C-1 Membership Units” means a return on investment calculated at the rate of 8% per annum, compounding monthly, on all Capital Contributions made to the Company by a Class C-1 Member (including during such time as the Class C-1 Member was a Class C Member), with such Preferred Return for Class C-1 Membership Units commencing to accrue on the date of each Capital Contribution is made to the Company by the Class C-1 Member in question and continuing until such Capital Contribution is repaid or returned in full.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i)

all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)

any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii)

any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)

gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal tax purposes;

(v)

in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi)

notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

“Property” means that certain real property and the improvements located at 11 NE Martin Luther King Jr. Blvd., Portland, Oregon 97232, consisting of an undeveloped lot of approximately 13,957 square feet thereon, to be owned by the Company, pursuant to a certain

Purchase and Sale Agreement with the Portland Development Commission executed on April 25, 2014.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Repurchase Notice” is defined in Section 6.6.2.

“Repurchase Price” is defined in Section 6.7.

“Repurchase Right” is defined in Section 6.6.1.

“Subscription Agreement” means any agreement between the Company and an Investor Member, by which such Investor Member subscribes for Class B Membership Units or Class C Membership Units it is acquiring hereunder.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

Section II

Formation and Name; Office; Purpose; Term

2.1. Organization. The Members have heretofore organized a limited liability company pursuant to the Act and have caused the Articles to be prepared, executed and filed with the State on February 26, 2014.

2.2 Name of the Company. The name of the Company is “The Fair-Haired Dumbbell LLC.”

2.3 Purpose. The Company is organized to acquire, own, hold, construct, develop, lease, manage, operate, mortgage, sell and otherwise dispose of the Property, directly or indirectly, and to engage in any and all lawful businesses not required to be specifically stated in this Agreement or in the Articles, for which limited liability companies may be formed under the Act.  Without the written consent of the Class A Member, the Company shall not engage in any business other than the ownership, construction, development, leasing, management, operation mortgaging and sale of the Property.

2.4 Term. The term of the Company began upon the acceptance of the Articles by the State and shall be perpetual, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5 Powers. The Company shall have and may exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Company is formed, including the power to acquire an estate or interest in property in its name.

2.6 Registered Office and Registered Agent. The name and address of the Company’s initial registered agent in Oregon is Ball Janik Service Company and the address of the initial registered office of the Company in Oregon is 101 SW Main Street, Suite 1100, Portland, Oregon 97204.

2.7 Members. The name, class, number of units, and Percentage of each Member are set forth on the books and records of the Company, as amended from time to time.

Section III

Members; Capital; Capital Accounts; Guarantees

3.1.

Capital Contributions.

3.1.1 Initial Capital Contributions.

(a)

At the Effective Time, the Class A Member has contributed to the Company the consideration set forth on the books and records of the Company.

(b)

Upon any new Class B Member or new Class C Member being admitted to the Company and being issued a Class B Membership Unit or Class C Membership Unit, respectively, such Members (i) shall contribute to the Company cash in the amounts respectively set forth on the books and records of the Company as cash consideration for the Membership Unit so acquired, and (ii) shall be assigned a Percentage Interest in the Company based on the amount of Capital Contributions made to the Company by such new Class B Member or new Class C Member, relative to the aggregate amount of Capital Contributions made to the Company by all Class B Members and Class C Members.

(c)

In the event that there are any unreimbursed, third party costs and/or expenses incurred by the Class A Member and/or its Affiliates in pursuit of the acquisition and development of the Property, and/or the other properties which were being evaluated by the Company for possible acquisition during the Company’s selection process, then  the Company will reimburse the Class A Member for the full amount thereof within ten (10) days after written demand for such reimbursement, provided that the Class A Member will be credited with a Capital Contribution to the Company to the extent that any such reimbursable costs and expenses are not reimbursed to the Class A Member within ten (10) days after demand for such reimbursement is made. In no event will amounts reimbursed to the Class A Member for third party pursuit and acquisition costs and expenses under this Section 3.1.1(c) exceed $50,000 in the aggregate.

3.1.2 Class B Members.  From and after the date hereof, the Manager, on behalf of the Company, may in the Manager’s sole discretion, from time to time, accept subscriptions for Class B Membership Units, in each case by execution and delivery of a Subscription Agreement and such other agreements and documents as the Manager may deem necessary and appropriate.  Each subscriber to Class B Membership Units under this Section 3.1.2 may be admitted by the Manager on behalf of all Members as a Class B Member, provided that such subscriber or assignee, as applicable, shall in writing have accepted and adopted all of the terms and provisions of this Agreement. The parties acknowledge that all of the Class B Members, prior to or as of the Effective Date, accepted subscriptions for Class B Membership Units by execution and delivery, inter alia, of Subscription Agreements for such Class B Membership Units.

3.1.3 Class C Members.  From and after the date hereof, the Manager, on behalf of the Company, may in the Manager’s sole discretion, from time to time, accept subscriptions for Class C Membership Units, in each case by execution and delivery of a Subscription Agreement and such other agreements and documents as the Manager may deem necessary and appropriate.  Each subscriber to Class C Membership Units under this Section 3.1.3 may be admitted by the Manager on behalf of all Members as a Class C Member, provided that such subscriber or assignee, as applicable, shall in writing have accepted and adopted all of the terms and provisions of this Agreement.

3.2.

Additional Funds.

3.2.1

No Additional Capital Contributions Required. Except as set forth in Section 3.2.2 below, no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company.  Notwithstanding the above, in no event shall any Investor Member ever be required to contribute any additional capital to the Company.

3.2.2

Procuring Additional Funds.

(a)

In the event the Company requires additional funds to pay Necessary Expenses, the Manager shall first use its commercially reasonable efforts, for and on behalf of the Company, to obtain such funds in the Company’s name from third parties, in the form of loans or new equity investments, on such terms and conditions and with such security and/or, subject to the limitations of Section 6.4, below, Financial Rights, as the Manager may deem appropriate in its good faith judgment.

(b)

In the event that all additional capital required to pay Necessary Expenses is not obtained by the Company as described in subparagraph (a), above, then, within thirty (30) days after the Class A Member’s receipt of a written request (a “Capital Call”) from the Manager for the amount needed, the Class A Member shall be required to make additional Capital Contributions to the Company as necessary to fund the additional capital required by the Company (hereafter referred to as the “Required Amount”).  The foregoing provisions of this Section 3.2.2(b) shall not apply to the Investor Members, who shall not be subject to, nor required to fund, Capital Calls, and (ii) are not intended to be for the benefit of any creditor or other person to whom any debts, liabilities, or obligations are owed by (or who otherwise have any claim against) the Company or any of the Members, and no such creditor or other person shall obtain any right under any such foregoing provision or shall by reason of any such foregoing provision make any claim in respect of any debt, liability, or obligation (or otherwise) against the Company or any of the Members. Further, in the event that all additional capital required to pay Necessary Expenses is not obtained by the Company pursuant to the foregoing provisions, and such lack of funds threatens the viability of the Company, the Manager agrees that it will promptly commence to market the Property for sale.

3.3.

No Interest on Capital Contributions. Other than the Preferred Return for Class B Membership Units, Preferred Return for Class C Membership Units and Preferred Return for Class C-1 Membership Units, as provided for herein, no interest or annual return shall be paid on Capital Contributions.

3.4.

Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive any return of any Capital Contribution.  The foregoing notwithstanding:

(i)

all Class C Membership Units and Class C-1 Membership Units (if any) shall be redeemed by the Company at the amount of the Capital Contribution, together with any accrued but unpaid Preferred Return for Class C Membership Units or Preferred Return for Class C-1 Membership Units thereon, and less any prior return of capital distributed to the applicable Class C Member or Class C-1 Member, on the Mandatory Class C Redemption Date.

3.5.

Form of Distribution. If a Member is entitled to receive a distribution, the Company may distribute cash, notes, property or a combination thereof to such Member.

3.6.

Capital Accounts. A separate Capital Account shall be maintained for each Member, in accordance with applicable provisions of the Code.

3.7.

Loans.

(i)

The Class A Member may, at any time, make or cause a loan to be made, to the Company, either (i) on an arm’s length basis with an unrelated third party lender, or (ii) by any Member, in any amount to which the Company and the Member agree.

(ii)

Notwithstanding Section 3.7(i), prior to the consummation of any loan or other material transaction between the Company and an Affiliate, such transaction must be approved by at least two independent and disinterested directors of the Company. Two independent directors shall be appointed by the Manager at such time as a material transaction with an affiliate is contemplated. The independent directors shall only vote on the matters described in this Section 3.7. The independent directors will have access, at the Company’s expense, to legal counsel for the Company or independent legal counsel.

Section IV

Profit, Loss and Distributions

4.1. Net Cash From Operations. From time to time, and at the sole discretion of the Manager, but subject to the Financial Rights of any Class B Member, Class C Member, Class C-1 Member or other class of Member admitted as a member of the Company in accordance with the limitations set forth in Section 6.4, below, Net Cash From Operations shall be applied and/or distributed by the Company in the following order of priority:

(a)

first, to the payment of all third party debts and liabilities of the Company then due and payable, excluding all debts and liabilities due to any Interest Holder; then

(b)

second, to any Interest Holder making a loan to the Company, pro-rata and pari passu, in an amount necessary to repay all outstanding amounts due under any loan made by Interest Holders to the Company; then

(c)

third, to the Class C Members and Class C-1 Members, in proportion to the aggregate amount of accrued but unpaid Preferred Return for Class C Membership Units and Preferred Return for Class C-1 Membership Units then due and payable to such Class C Members and Class C-1 Members; provided, however, that Class C Members and Class C-1 Members shall have no further right to receive a Preferred Return once such Class C Member’s or Class C-1 Member’s Adjusted Capital Balance has been reduced to zero; then

(d)

fourth, to the Class B Members, in proportion to the aggregate amount of accrued but unpaid Preferred Return for Class B Membership Units then due and payable to such Class B Members; provided, however, a Class B Member shall have no further right to receive a Preferred Return once such Class B Member’s Adjusted Capital Balance has been reduced to zero; then

(e)

finally, any remaining Net Cash From Operations shall be to Class A Members and Class B Members, pro rata.

4.2. Net Cash From Sales or Refinancings.

From time to time, and at the sole discretion of the Manager, but subject to the Financial Rights of any Class B Member, Class C Member, Class C-1 Member or other class of Member admitted as a member of the Company in accordance with the limitations set forth in Section 6.4, below, Net Cash From Sales or Refinancings shall be applied and/or distributed by the Company in the following order of priority:

(a)

first, to the payment of all third party debts and liabilities of the Company then due and payable, excluding all debts and liabilities due to any Interest Holder; then

(b)

second, to any Interest Holder making a loan to the Company, pro-rata and pari passu, in an amount necessary to repay all outstanding amounts due under any loan made by Interest Holders to the Company; then

(c)

third, to the Class C Members and Class C-1 Members, in proportion to the aggregate amount of accrued but unpaid Preferred Return for Class C Membership Units and Preferred Return for Class C-1 Membership Units then due and payable to such Class C Members and Class C-1 Members; then

(d)

fourth, to the Class C Members and Class C-1 Members until the Adjusted Capital Balance of each Class C Member and Class C-1 Members has been reduced to zero (and at such time as such Class C Member’s or Class C-1 Member’s Adjusted Capital Balance has been reduced to zero, such Member will be deemed to have withdrawn as a Member, and shall have no further Financial Rights in the Company); then

(e)

finally, any remaining Net Cash From Sales or Refinancings shall be distributed to Class A Members and Class B Members, pro rata.

4.3. Allocation of Profit or Loss. After giving effect to the allocations and/or adjustments required by Section 4.4 hereof, Profits and Losses for any fiscal year shall be allocated as follows:

(a)

Profits shall be allocated: (i) first, to each Member which has previously been allocated Losses pursuant to Section 4.3(b), below, which have not been fully offset by allocations of Profits pursuant to this Section 4.3(a)(i) (“Unrecovered Losses”) until the cumulative amount of Profits allocated to each such Member pursuant to this Section 4.3(a)(i) is equal to the cumulative amount of Losses which have been allocated to such Member pursuant to Section 4.3(b), below, it being understood that Profits allocated pursuant to this subsection (i) shall be allocated to the Members in proportion to their respective Unrecovered Losses; (ii) second, to the Class B Members in proportion to the amount of Preferred Return for Class B Membership Units distributed or to be distributed to the Class B Members pursuant to Section 4.1(c) or 4.2 (e), above; (iii) third, to the Class C Members and Class C-1 Members in proportion to the amount of Preferred Return for Class C Membership Units and Preferred Return for Class C-1 Membership Units, respectively, distributed or to be distributed to the Class C Members and Class C-1 Members pursuant to Section 4.1(d) or 4.2(c), above, and (iv) fourth, to the Class A Member.

(b)

Losses shall be allocated to the Members (i) first, among all the Members in proportion of their positive Capital Account balances, until all such accounts are reduced to zero, and (ii) thereafter in accordance with their Percentage Interests.

(c)

Notwithstanding Section 4.3(b) hereof, and after application of Treasury Regulation Section 1.704-l(b)(2)(ii)(d), until the terms of the following sentence are satisfied, no such Losses shall be allocated to a Member which would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. Any Losses not allocated to a Member due to the foregoing limitation instead shall be allocated to the Members with positive Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero.

(d)

Upon any Terminating Capital Transaction, and after adjusting each Member’s Capital Account for the fiscal year in which such Terminating Capital Transaction occurs for all Capital Contributions and distributions made during such fiscal year, and for all other special allocations made pursuant to Section 4.4, below, all Profit and Loss from such Terminating Capital Transaction shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such fiscal year, the Capital Account of each Member (which may be either a positive or negative balance) shall equal, as nearly as possible, (a) the amount that would be distributed to such Member in a Hypothetical Liquidation (based on the purchase price associated with such Terminating Capital Transaction) at the end of the last day of such Fiscal Year, minus (b) the sum of (i) such Member’s share of Partnership Minimum Gain (as determined according to Treasury Regulations Sections 1.704-2(d) and (g)(3)) and Partner Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(i)) and (ii) the amount, if any, such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year, provided, however, that no Loss may be allocated to a Member to the extent such an allocation would result in an Adjusted Capital Account Deficit for such Member.  For purposes of the foregoing:

(i)

“Fiscal Year” shall mean means the taxable year of the Company, which shall be the calendar year, provided that upon termination of the Company, the term “Fiscal Year” will mean the period from the end of the last preceding Fiscal Year to the date of such termination; and

(ii)

“Hypothetical Liquidation” means a hypothetical series of transactions occurring on a given date, in which (a) the Company is liquidated and all Company assets, including cash, are sold for cash equal to their book value (except as otherwise provided herein), taking into account any adjustments thereto for such period, (b) all third party liabilities of the Company are satisfied in full in cash according to their terms, and (c) all distributable Net Cash From Operations and Net Cash From Sales or Refinancings (after satisfaction of such liabilities) is distributed in full pursuant to the distribution provisions in Sections 4.1(b) – (e) and 4.2(b) – (h), above.

(iii)

“Terminating Capital Transaction” means a sale or transfer of all or substantially all of the assets of the Company.

4.4. Regulatory Allocations.

4.4.1

Qualified Income Offset. No Member shall be allocated Losses or deductions if the allocation causes a Member to have an Adjusted Capital Account Deficit. If a Member receives (i) an allocation of Loss or deduction (or item thereof), or (ii) any distribution, which causes the Member to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro-rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member before any other allocation is made of Company items for that taxable year, in the amount and in the proportions required to eliminate the excess as quickly as possible. This Section 4.4.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

4.4.2

Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.4.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.4.2 shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

4.4.3

Member Nonrecourse Deductions. “Partner nonrecourse deductions” as described and defined in Section 1.704-2(i)(1) and (2) of the Regulations attributable to a particular “partner nonrecourse liability” (as defined in Section 1.704-2(b)(4); e.g., a Company Liability which one or more Members have guaranteed) shall be allocated among the Members in the ratio in which the Members bear the economic risk of loss with respect to such liability.

4.4.4

Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

4.5.

 Liquidation and Dissolution.

4.5.1  If the Company is liquidated, the assets of the Company shall be distributed to the Members in accordance with the terms of Section 4.1 (subject to the effect of Section 4.3(d), above).

4.5.2  No Member shall be obligated to restore a Negative Capital Account.

4.6.

 General.

4.6.1

Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

4.6.2

If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their then current book value (as reflected on the books and records of the Company), and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled.

4.6.3

All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer during the taxable year, the Profit or Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to any extraordinary nonrecurring items of the Company.

4.6.4

The Members are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to a Member without the Member’s prior written consent.

Section V

Management: Rights, Powers and Duties

5.1. Management.

5.1.1 Management. Except as otherwise provided herein, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company and implementation of the Company’s policies and executive control of the Company’s major decisions shall be managed by one (1) Manager (who may, but need not, be a Member), who shall be selected by the Class A Member. The Class A Member hereby appoints the Class A Member, …Some Knucklehead Inc. dba Guerrilla Development, as the initial Manager of the Company. The Members agree that the Manager shall have the right and power to run the day-to-day and other affairs of the Company and to act as agent for and on behalf of the Company, with power to bind it. Every reference in this Agreement to the Manager shall mean and refer to any Person appointed Manager hereunder. Without limiting the generality of the authority granted to the Manager hereunder, the Manager shall be, and hereby is, fully authorized to take any or all of the following actions without the consent of any Member:

(i)

To borrow money for the Company from any Person;

(ii)

To create liens or encumbrances on all or any part of the Company's assets in order to secure loans or advances to the Company or any Person in which the Company has a direct or indirect interest, or any obligation of the Company or any Person in which the Company has a direct or indirect interest, or for any other Company purpose;

(iii)

To execute and deliver for the Company agreements and other instruments (including, without limitation, instruments creating liens and/or encumbrances on Company assets for any purpose authorized by clause (ii)), in connection with loans or the Transfer of property to any Person;

(iv)

To guarantee the obligations of any Person;

(v)

To acquire, either directly or indirectly, real property and tangible and intangible personal property and to Transfer to any Person including any Member or Affiliate all, substantially all, or any part of the property of the Company or any Person in which the Company has a direct or indirect interest;

(vi)

To collect all income of the Company and to satisfy all obligations of the Company, including without limitation expenses of the Manager and indemnification obligations arising under this Agreement;

(vii)

To prepare and file all tax returns for the Company (but without any obligation hereunder to prepare or file the tax returns or other reports of the Members);

(viii)

To make all tax elections for the Company, including, without limitation, elections under Section 83 of the Code or any special basis adjustments under

Section 754 of the Code (provided that the Member requesting any Section 754 election must agree to reimburse the Company for any costs incurred by the Company in making the election or in maintaining or preparing any additional records or reports in connection with the Section 754 election);

(ix)

To prosecute, defend and settle legal, arbitration or administrative proceedings on behalf of or against the Company or, to the extent relating to the Company, any of its Members;

(x)

To manage, maintain and operate the assets of the Company including, without limitation, entering into or modifying any management agreement with any Person for the management of any of the Company’s properties;

(xi)

To enter into leases, licenses and/or other agreements of every kind and nature in relation to the operation of the Property, and, in connection therewith, to execute and deliver lease agreements, license agreement, work agreements, assignments and other legal documentation of whatever type of nature;

(xii)

To sell, pledge, hypothecate or otherwise Transfer all or any portion of the Property, and, in connection therewith, to execute and deliver deeds, assignments and other conveyancing or transfer documentation of whatever type of nature;

(xiii)

To employ one or more Persons (including without limitation any Member or any Member, shareholder, officer, director, agent or advisor of any Member or Affiliate) in connection with the business of the Company;

(xiv)

To establish arrangements for the deposit of monies received on behalf of the Company in accordance with Section 4.11 and to disburse all funds on deposit on behalf of the Company in amounts and at times as required in connection with the business of the Company;

(xv)

To procure and maintain insurance against risks and in amounts determined to be appropriate by the Manager, including without limitation errors and omissions or other insurance under which any Member and its Members, shareholders, officers, directors, agents and Affiliates are beneficiaries;

(xvi)

To do or cause to be done any action referred to in this Agreement through any Person, including, without limitation, any subsidiary, designated by the Manager;

(xvii)

To approve any sale, transfer, pledge or hypothecation of all or part of any Member’s Member Interests in the Company, except for specific Transfers permitted under the express terms of this Agreement without such approval; and

(xviii)

To do or cause to be done any other act which the Managing Member considers to be appropriate to carry out any of its powers or in furtherance of the purposes or character of the Company.

Notwithstanding any provision of this Agreement to the contrary, the signed statement of the Manager reciting the authority of the Manager for any action, as to any third Person, will be conclusive evidence of the authority of the Manager to take that action.  Although the same shall not be required in order to establish the Manager’s authority to take actions and bind the Company as provided for herein, each Member will promptly execute instruments determined by the Manager to be necessary or appropriate to evidence the authority of the Manager to consummate any transaction permitted by this Agreement

5.1.2. A Manager may be removed from office, and a new Manager may be elected or appointed, solely by the Class A Member.

5.2. Voting by Members.

5.2.1 All voting rights and Governance Rights of the Members shall be held and exercised by the Class A Member, Class B Members and Class C-1 Members (if any), and no Members other than the Class A Member, Class B Members and Class C-1 Members shall have any Governance Rights under this Agreement. Whenever this Agreement or the Act calls for or requires a vote of the Members of the Company, such vote shall in all cases mean and refer to the vote of the Class A Member, Class B Members and Class C-1 Members.

5.2.2 In lieu of holding a meeting, the Class A Member, Class B Members and Class C-1 Members may vote or otherwise take action by a written instrument indicating the consent of such Members. Copies of this written instrument shall be kept with the Company books and records.

5.2.3

If the Manager determines that it is in the interest of the Company to establish and issue a new class of Membership Units not expressly referenced herein, the Manager shall have the right to do so, and nothing herein set forth shall be construed to limit the Manager’s right to provide (or not to provide) approval rights, voting rights and/or Governance Rights as part of any new class of Membership Units that are different from, more extensive than, or less extensive than, the approval rights, voting rights and/or Governance Rights, if any, applicable to the Class A, Class B and Class C-1 Membership Units, and with Financial Rights that are different from the preferred equity Financial Rights currently provided for herein. Without limiting the foregoing, but subject to any limitation set forth in Section 6.4, amendments to any applicable provisions of this Agreement in order to establish or provide for such rights, and/or any other Membership Rights applicable to the new class of Membership Units, shall be permitted without requirement that any Member other than the Class A, Class B and Class C-1 Members consent to, or execute, any amendment to this Agreement (or other legal documents) required to establish such Membership Rights or effectuate the issuance of a new class Membership Unit to, and the admission (as a Member of the Company) of, such new class Member, and, without limitation, the power of attorney granted pursuant to Section 5.7.1(i), below, shall be deemed to apply to any such amendment.

5.3.

Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Manager, no Member shall be entitled to compensation for services performed for the Company. Upon substantiation of the amount and purpose thereof, however, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4.

Duties of Parties.

5.4.1

Each Member shall devote such time to the business and affairs of the Company as is necessary to carry out the Member’s duties set forth in this Agreement.

5.4.2

Except as otherwise expressly provided in Section 5.4.3., nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of the Members’ respective Affiliates) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

5.4.3 Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates in addition to those already provided for herein. In any of those cases, those dealings and undertakings shall be on commercially reasonable, arm’s length equivalent, terms.

5.5.

Affiliate Services.

5.5.1  The Manager will be entitled to receive fees from the Company, as expenses of the Company, in connection with the performance of its management obligations hereunder, which fees shall not be materially higher than the market rates for similar services performed by providers of similar services in the Portland, Oregon metropolitan area.

5.6.

Liability and Indemnification.

5.6.1

No Member or Manager shall have any personal obligation for any debts, obligations or liabilities of the Company, whether such debts, obligations or liabilities arise in contract, tort or otherwise, solely by reason of being a member, manager, employee or agent of the Company. No Member or Manager shall be liable, responsible or accountable, in damages or otherwise, in any action brought by or in the right of the Company or brought by or in the right of the Members, except if (and to the extent) such Member or Manager engaged in gross misconduct, fraud, or criminal activity.

5.6.2

The Company shall indemnify each Member and Manager to the fullest extent permitted by the Act for any act performed by such Member or Manager with respect to Company matters, except in the case of action or failure to act by a Member and/or Manager which constitutes gross misconduct, fraud, or criminal activity.

5.6.3

The Manager shall be required to discharge its duties under this Agreement in accordance only with its good faith, business judgment.  The Manager makes no representation or warranty, and there is no guarantee, that the Company will be financially successful or that its securities will increase in value or maintain their value.  Furthermore, there is no guaranteed distribution or rate of return and no guarantee as to the existence or amount of any earnings from the Company's investments or any proceeds that may be obtained on disposition thereof. The Manager shall not be liable to the Company or to any Member for, and the Company and each Member hereby waive any and all claims that may arise from, any act or failure to act of the Manager if such act or failure to act is based upon the good faith, business judgment of the Manager, except if the Manager engaged in fraud or gross negligence. It is the intent of the parties that this Section 5.6.3 shall be binding and effective to the maximum extent permitted by law.

5.7.

Power of Attorney.

5.7.1 Each Member constitutes and appoints the Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

(i)

all documents (including amendments to the Articles and to this Agreement and the books and records of the Company) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement (provided that, except with respect to a modification to this Agreement required or contemplated pursuant to Section 6.4, below, the same does not materially and adversely affect (1) the rights and obligations of the Members hereunder, or (2) the economic terms of this Agreement);

(ii)

any and all other certificates or other instruments required to be filed by the Company under the laws of the State or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Oregon;

(iii)

one or more fictitious or trade name certificates; and

(iv)

all documents which may be required to dissolve and terminate the Company and to cancel its Articles.

Without limiting the scope of Manager’s authority, and for purposes of Section 5.7.1(i), above, and/or Section 6.4 and Section 9.4, below, the Members acknowledge and agree that the establishment of a new class of Membership Units, and the issuance of a new class of Membership Units to future investors in the Company on different terms (and with different Membership Rights) than apply to the Class A Membership Unit, the Class B Membership Units, the Class C Membership Units or the Class C-1 Membership Units (and including without limitation crediting Adjusted Capital Balances and issuing Percentage Interests to the new class Members in consideration of capital contributed to the Company in exchange for subscribing to such new class of Membership Units) shall be deemed not to materially and adversely affect the economic and distributive rights of the Class B Members, Class C Members or Class C-1 Members as long as the Percentage Interests granted in respect of any offered new class of

Membership Units are arrived at by the Manager based on the Manager’s good faith determination that the amount of capital being contributed by subscribers to the new class of Membership Units is based on the fair market value of all equity interests in the Company at the time any such new class of Membership Units are offered.

5.7.2 The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the transfer of a Membership Unit, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

5.8

Waiver of Fiduciary Duties.  This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members or their respective Affiliates. Further, the Members hereby waive, to the fullest extent permitted by applicable law, any and all fiduciary duties that, absent such waiver, may be implied by law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement. Notwithstanding the foregoing, the Members do not waive any of the rights and remedies provided to them under federal or state securities laws.

Section VI

Transfer of Membership Units and Withdrawals of Members

6.1.

Transfers.

6.1.1 No Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member, and no Member may Transfer all, or any portion of, or any interest or rights in, any Membership Unit, except (a) to an immediate family member (spouse, parent, grandparent, child or grandchild) of such Member, or to a trust for the benefit of any such immediate family member, or a beneficiary under any such trust, or (b) with the consent of the Manager or as otherwise permitted under Section 6.3 below, to a person or entity that is not a Member (collectively, “Transferees”).

6.1.2 The Transfer of any Membership Rights or Membership Units to a Transferee will not be valid until the transferor and Transferee have executed and acknowledged such other instruments as the Manager may deem necessary or advisable to effect the admission of such Transferee as a Member in accordance with the provisions of applicable law, including without limitation, the written acceptance and adoption by such person of the provisions of this Agreement.

6.1.3

 Any Transfer of Membership Rights or Membership Units in violation of the prohibitions contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect.

6.1.4

Any Person to whom Membership Rights are attempted to be transferred in violation of this Section 6.1 shall not be entitled to receive distributions from the Company or have any other rights in or with respect to the Membership Rights.

6.1.5

 Each Member hereby acknowledges the reasonableness of these prohibitions in view of the purposes of the Company and the relationship of the Members.

6.2.

Resignation. No Member shall have the right or power to resign or withdraw from the Company without the consent of the Manager.

6.3.

Dissolution, Death or Disability. Upon the dissolution, death or permanent total disability of a Member: (a) the Company shall not dissolve, and (b) the estate or legal representative of a deceased or disabled Member or his designated heir(s), or the successor of a dissolved Member, shall thereupon become a Member in accordance with Section 6.1.2 above. In the event of such dissolution, death or disability of a Member, the successor Member(s), if any, in addition to the other Members of the Company, shall have the right to receive all dissolution proceeds otherwise distributable to the affected Member pursuant to Sections 4.4 above and 7.1 below.

6.4. Dilution for New Members if Additional Capital is Required. Following the completion of the initial offering of Class B Membership Units, if any such units are offered, and Class C Membership Units, in the event additional capital is required to pay Necessary Expenses, and Manager determines that it is necessary, appropriate or advantageous to obtain such additional capital from an unrelated third party equity investor (i.e., a Person which is not an Affiliate of Manager or its principals), and notwithstanding the likelihood that the Financial Rights of Manager, as Class A Member, and the Members, will effectively be diluted as a result of any Financial Rights granted to such new equity investor (but subject in all events to the limitation set forth in the next sentence of this Section 6.4), Manager shall have the right and authority to admit such third party investor as a new Member of the Company, and enter into agreements with such third party investor providing for the contribution of additional capital by such third party investor in the Company, on such terms and conditions as Manager deems appropriate in its sole, good faith, discretion.  The Members agree that such terms may include the admission of such new equity investors as Class A Members, Class B Members, Class C Members or Class C-1 Members, or under a different class of Member Interest (under terms providing for Financial Rights that are different from and/or senior to the Financial Rights then established in favor of the Class A Member, Class B Members, Class C Members or Class C-1 Members under this Agreement), provided that the Financial Rights of the Class A Member, Class B Members, Class C Members and Class C-1 Members, respectively, are each diluted in a substantially identical manner (meaning that the Financial Rights of the newly admitted Member shall impact the Financial Rights of the Class A Member, the Class B Members, Class C Members and Class C-1 Members in the same way and, as if their Member Interests were effectively consolidated).  The Company will not offer any such Member Interest to promoters except on the same terms as it is offered to all other potential new equity investors.

6.5. Drag Along Rights.  In the event the Manager approves a Transfer by assignment of all of the Membership Units of the Company to a third Person, or by merger, consolidation and/or reorganization with such third Person (in lieu of a sale of all or substantially all of the assets of the Company), and in connection therewith it is determined by the Manager that the Transfer is fair from a financial point of view to the Members (an “Approved Transfer of the Company”), the Members shall consent to and raise no objections to the Approved Transfer of the Company and (i) if the Approved Transfer of the Company is structured as a sale of Membership Units, the Members shall agree to sell all of their Membership Units on the terms and conditions approved by the Manager, and (ii) if the Approved Transfer of the Company is structured as a merger, consolidation or other reorganization, the Members shall vote in favor thereof (to the extent they are entitled to vote) and shall not exercise any dissenters' rights of appraisal they may have under Oregon law.  The Investor Members further acknowledge and agree that they do not have consent or approval rights over any sale of all or substantially all of the assets of the Company, including any Terminating Capital Transaction (and each Investor Members shall be deemed to have agreed not to exercise any dissenters' rights of appraisal they may have under Oregon law in relation thereto).  Each Member shall use his/her/its best efforts to cooperate in the Approved Transfer of the Company and shall take any and all necessary and desirable actions in connection with the consummation of the Approved Transfer of the Company as are reasonably requested by the Manager, including, but not limited to, the provision of reasonable and customary representations and warranties; provided, however, that no Member shall be required to incur any out-of-pocket expenses in connection with such Approved Transfer of the Company which are not reimbursed by the Company; and provided, further that no Member shall be required to make any representations and warranties in connection with any Approved Transfer other than representations and warranties as to (A) such Member's ownership of his/her/its Membership Unit(s) to be Transferred free and clear of all liens or other encumbrances and (B) such Member's power and authority to effect such Approved Transfer.  The obligations of each Member with respect to the Approved Transfer of the Company are also subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Transfer of the Company, all of the Members shall receive the same form and amount of consideration for the Membership Unit(s) as all other holders of the same class of Membership Unit but taking into consideration the manner in which the Company distributes Net Cash From Sales or Refinancings and assets as set forth in Sections 4.2 and 4.4 (i.e., the amount each Member would receive if all of the assets of the Company were sold by the Company for an amount equal to such Approved Transfer of the Company and the amount such Member would receive if the resulting net proceeds were distributed to all of the Members), and (ii) the price per Membership Unit shall be payable in cash or freely tradable securities.

6.6. Company Repurchase Option.

6.6.1

At any time, the Manager may, in its sole discretion, cause the Company to repurchase some or all of the Class B Membership Units, Class C Membership Units and/or Class C-1 Membership Units held by the Members (the “Repurchase Right”) at the Repurchase Price determined pursuant to Section 6.7.

6.6.2

In the event that the Manager determines to cause the Company to exercise its Repurchase Right, the Company shall, within fifteen (15) business days of such determination, send written notice (the “Repurchase Notice”) to the Members stating that the Company is exercising its Repurchase Right pursuant to Section 6.7.

6.6.3

The Repurchase Price shall be payable in four (4) equal, consecutive quarterly installments by the Company to the Members, with the first quarterly payment becoming due ninety (90) days following the date on which the Company sends the Repurchase Notice to the Members.

6.7

Repurchase Price.

6.7.1

As to each Class B Member, the “Repurchase Price” shall be the sum of (a) the amount of accrued but unpaid Preferred Return for the Class B Membership Units then due and owing to such Class B Member, and (b) such Class B Member’s then applicable Adjusted Capital Balance.

6.7.2

 As to each Class C Member or Class C-1 Member, the “Repurchase Price” shall be the sum of (a) the amount of accrued but unpaid Preferred Return for the Class C Membership Units or Preferred Return for the Class C-1 Membership Units then due and owing to such Class C Member or Class C-1 Member, and (b) such Class C Member’s or Class C-1 Member’s then applicable Adjusted Capital Balance.

6.8

Personal Conduct Repurchase Option.

6.8.1

In the event that a Class B Member, Class C Member or Class C-1 Member fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon the Company, as determined by the Manager in its sole, but good faith, discretion, the Manager may elect, at its sole discretion, to cause the Company to repurchase all, but not less than all, of the Membership Units held by such Class B Member, Class C Member or Class C-1 Member.

6.8.2

In the event that the Manager elects to cause the Company to repurchase any Membership Units pursuant to this Section 6.8, the Company shall, within fifteen (15) business days of Manager’s election, send written notice to the applicable Member stating that the Company is exercising its right to repurchase such Member’s Membership Units pursuant to Section 6.8 of this Agreement.

6.8.3

In connection with any repurchase by the Company of a Membership Unit pursuant to this Section 6.8, the price paid to the applicable Member shall be equal to the sum of (a) the amount of accrued but unpaid Preferred Return for Class B Membership Units, Preferred Return for Class C Membership Units or Preferred Return for Class C-1 Membership Units, as applicable, then due and owing to such Member, as applicable, and (b) such Member’s then applicable Adjusted Capital Balance. Any purchase price paid pursuant to this Section 6.8 shall be delivered to the applicable Member within 15 business days after the notice specified in Section 6.8.2 above is provided to the applicable Member.

6.9

Litigation Repurchase Option.

6.9.1

In the event that a Class B Member, Class C Member or Class C-1 Member brings any suit, legal action or proceeding involving any dispute against the Company or Manager, which Manager determines, in its sole but good faith discretion, has a substantial potential to materially and adversely the Company, Manager may, in its sole discretion, elect to cause the Company to repurchase all, but not less than all, of the Membership Units held by such

Class B Member, Class C Member or Class C-1 Member in accordance with this Section 6.9.

6.9.2

In the event that the Manager elects to cause the Company to repurchase any Membership Units pursuant to this Section 6.9, the Company shall, within fifteen (15) business days of Manager’s election, send written notice to the applicable Member stating that the Company is exercising its right to repurchase such Member’s Membership Units pursuant to Section 6.9 of this Agreement.

6.9.3

In connection with any repurchase of a Membership Unit by the Company pursuant to this Section 6.9, the price paid to the applicable Member shall be equal to the sum of (a) the amount of accrued but unpaid Preferred Return for Class B Membership Units, Preferred Return for Class C Membership Units or Preferred Return for Class C-1 Membership Units, as applicable, then due and owing to such Member, and (b) such Member’s then applicable Adjusted Capital Balance. Any purchase price paid pursuant to this Section 6.9 shall be delivered to the applicable Member within 15 business days after the notice specified in Section 6.9.2 above is provided to the applicable Member.

6.10

[Reserved]

6.11

Mandatory Redemption of Class C Membership Units.

6.11.1

The Company shall redeem each Class C Membership Unit on the Mandatory Class C Redemption Date for such Class C Membership Unit, by paying to the applicable Class C Member his, her or its Adjusted Capital Balance, at par, together with all accrued but unpaid Preferred Return for the Class C Membership Units applicable to such Class C Membership Unit as of the Mandatory Class C Redemption Date.  In the event the Company lacks sufficient funds to redeem a Class C Membership Unit on the Mandatory Class C Redemption Date for such Class C Membership Unit, the same shall not constitute a default by the Company (or the Class A Member) hereunder, but, in such event, the rate of Preferred Return for the Class C Membership Units which applies to such Class C Membership Unit will thereafter be increased as and to the extent provided for in the definition of the term “Preferred Return for the Class C Membership Units,” above.

6.11.2

 As provided in Section 4.1(d), above, at such time as (i) a Class C Member has received all accrued Preferred Return due and owing to such Class C Member under the terms of this Agreement, and (ii) such Class C Member’s Adjusted Capital Balance has been paid in full through cash distributions made by the Company pursuant to any applicable Section of this Agreement, the Membership Unit owned by such Class C Member will be deemed to have been redeemed in its entirety, and such Class C Member shall be deemed to have withdrawn as a member of the Company.  Class C Members electing to convert pursuant to the terms of Section 6.12 will receive the Preferred Return for the Class C-1 Membership Units in accordance with the terms of this Agreement.

6.12

Optional Conversion of Class C Membership Units.

6.12.1

In the event that the Company does not redeem a Class C Member’s Class C Membership Units on or before the Mandatory Class C Redemption Date for such Class C Membership Units as provided in Section 6.11, such Class C Member shall have the option to convert all, but not less than all, of its Class C Membership Units into an equal number of Class C-1 Membership Units. Those Class C Members electing not to convert after the Mandatory Class C Redemption Date, shall have the option, until such Member’s Class C Membership Units have been redeemed, to convert to Class C-1 Membership Units on each anniversary of the Mandatory Class C Redemption Date, in accordance with Section 6.12.

6.12.2

A Class C Member shall have fifteen (15) business days from the Mandatory Class C Redemption Date or the Company’s notification in writing of the option to elect (whichever is later), or the anniversary of such date (as applicable), to notify the Company in writing of its election to convert.

6.12.3 Each Class C Member that elects to convert its Class C Membership Units into Class C-1 Membership Units pursuant to this Section 6.12, shall be required to execute a Conversion Agreement, in a form reasonably acceptable to the Company.

6.12.4 As provided in Section 4.1(d), above, at such time as (i) a Class C-1 Member has received all accrued Preferred Return due and owing to such Class C-1 Member under the terms of this Agreement, and (ii) such Class C-1 Member’s Adjusted Capital Balance has been paid in full through cash distributions made by the Company pursuant to any applicable Section of this Agreement, the Membership Unit owned by such Class C-1 Member will be deemed to have been redeemed in its entirety, and such Class C-1 Member shall be deemed to have withdrawn as a member of the Company.

Section VII

Dissolution, Liquidation and

Termination of the Company

7.1.

Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1

when the period fixed for its duration, if any, in Section 2.4 has expired; or

7.1.2

 upon the affirmative vote or election of the Class A Member;

7.1.3

upon any act causing dissolution and/or termination under the Act unless inconsistent with the provisions of this Agreement lawfully providing to the contrary; or

7.1.4

upon the entry of a decree of judicial dissolution with respect to the Company.

Unless otherwise elected by the Class A Member, the Company shall also be dissolved within a reasonable time period after a Terminating Capital Transaction is consummated.

7.2.

Procedure for Winding Up and Distribution. If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors, in satisfaction of all liabilities of the Company, and second, to the Members in accordance with Section 4.4 of this Agreement.

Section VIII

Books, Records, Accounting and Tax Elections

8.1.

Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds therein.

8.2.

Books and Records. The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business, as required by the Act. These books and records shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office for inspection and copying by any Member at any and all reasonable times during normal business hours at such Member’s expense.

8.3.

Annual Accounting Period. The annual accounting period of the Company, sometimes referred to herein as its Fiscal Year, shall be its taxable year. The Company’s taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.

8.4.

Reports. Within ninety (90) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within ninety (90) days after the end of each taxable year of the Company, the Manager shall use its commercially reasonable efforts to cause to be sent to each Person who was a Member at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year; provided, however, that the Manager may opt to file an extension for an October tax filing and may delay delivery of materials to Members accordingly. The Company shall cause an audit of the Company’s books and records to be prepared by independent accountants on an annual basis, as a Company expense. In addition, at the request of any Member, and at such Member’s sole expense, the Company shall cause an audit of the Company’s books and records to be prepared by independent accountants. The Members shall also comply with all State reporting requirements set forth in the Act.

Section IX

General Provisions

9.1.

Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

9.2.

Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, by Federal Express or other recognized and reputable national overnight courier, or by e-mail. A Notice must be addressed to a Member at the Member’s last known address on the records of the Company. A Notice to the Company must be addressed to the Company’s principal office. A Notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A Notice that is sent by certified or registered mail will be deemed given three (3) business days after it is mailed. A Notice that is sent by Federal Express or other recognized and reputable national overnight courier will be deemed given on the business day following the date such Notice is accepted by such overnight courier for delivery to the intended recipient.  Any party may designate, by Notice to all of the others, substitute addresses or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.

9.3.

Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement by any Member, the Company and/or any party who may be injured (in addition to any other remedies which may be available to the Company and/or that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, provided that no Member shall be entitled to seek specific performance or other equitable remedies in connection with (or to enjoin or interfere with) any decision by the Company decision to pursue, continue or abandon any real estate project.

9.4.

Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. This Agreement may be modified or amended (i) with the consent of the Class A Member and the approval of members holding a majority of the Percentage Interests of each of the Class B, Class C and Class C-1 Membership Units, or (ii) solely by the Class A Member, provided that, except with respect to a modification to this Agreement required pursuant to Section 6.4 above, any amendment executed solely by the Class A Member shall not materially and adversely affect the rights and obligations of the Members, and/or the economic terms of this Agreement.

9.5.

Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Oregon.

9.6.

Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

9.7.

Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

9.8.

Jurisdiction and Venue. Any suit, legal action or proceeding involving any dispute or matter arising under this Agreement shall be brought solely (i) in the United States District Court for the District of Oregon, or (ii) solely to the extent there is no applicable federal jurisdiction over such dispute or matter, in the Multnomah County Circuit Court in Portland, Oregon.  All Members hereby consent to the exercise of personal jurisdiction, and waive all objections based on improper venue and/or forum non conveniens, in connection with or in relation to any such suit, legal action or proceeding.

9.9.

WAIVER OF TRIAL BY JURY.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREIN, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENTS OR DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO THIS AGREEMENT RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, OR ANY SUCH OTHER AGREEMENTS OR DOCUMENTS, OR OTHERWISE RELATING TO THEIR INVESTMENT IN, OR THE BUSINESS AND OPERATION OF, THE COMPANY AND PROPERTY.

9.10.

  Remedies, and Limitations on Damages.

9.10.1

The Members recognize that the Project involves the acquisition, leasing, development and/or redevelopment of commercial real estate under circumstances where Company will be obtaining financing, and executing leases and other agreements, which will impose contractual obligations upon the Company under which the Company may, or will, have liability for substantial damages, expenses and other monetary amounts, or potentially suffer tenant rights of termination, if the Company fails to complete the development (or particular components thereof) by certain milestone dates or deadlines set forth under such loan documents, leases and/or  other agreements.  Out of a collective desire to avoid the actual or potential damages, and other adverse effects that the Company may suffer or sustain due if it is materially delayed in acquiring, financing, leasing, developing, constructing and/or selling the Project, which the Members acknowledge is substantially likely to reduce the rate of return achieved on such Member’s investment in the Company, the each Member of the Company agrees that no Members have right, and each Member hereby waives the right, to seek and/or obtain specific performance, injunctive relief (including any temporary restraining order, preliminary injunction or permanent injunction), or any other form of equitable remedy, to restrain, enjoin, prevent or delay, or which would have the effect of restraining, enjoining or otherwise preventing or delaying: (i) any action or decision to acquire, finance, lease, redevelop, construct and/or sell the Project, or (ii) the Company’s compliance with any of its legal and contractual obligations arising in connection with acquiring, financing, leasing, developing, constructing and/or selling the Project.

9.10.2

In no event shall any Member, including any Member acting in the capacity of Manager, be liable for any incidental, consequential, punitive or special damages by reason of its breach of this Agreement. To the fullest extent permitted by law, the liability, if any, of the Company, manager, or any members, managers, officers, employees, agents, representatives, and employees of the Company  to any Member under this Agreement for any claims, costs, damages, losses, and expenses of any nature for which they are or may be legally liable, whether arising in negligence, tort, contract, or otherwise, shall not exceed, in the aggregate the amount required to retire such Member’s Adjusted Capital Balance.

9.11.

 Attorney Fees.  The Members acknowledge that a Legal Action (defined below) filed or initiated by any Member against the Company (or against any party, including Manager, which is indemnified from such claims by the Company under the terms of this Agreement) will inevitably require the Company to incur substantial legal expenses, including attorneys’ fees, having the potential to cause serious adverse financial consequences to the Company and its Members, and/or a material reduction in the rate of return otherwise applicable to the Members’ collective capital investments in the Company, including, in some instances, for legal costs substantially in excess of (i) the total amount of Capital Contributions made to the Company by the Member initiating such Legal Action, and/or for the total amount of damages being claimed by such Member in such Legal Action.  Accordingly, in connection with any litigation, mediation, arbitration, special proceeding or other proceeding (“Legal Action”) arising out of or relating to this Agreement, and the transactions contemplated herein, the prevailing party shall be entitled to recover its litigation-related costs and reasonable attorneys’ fees (through and including any appeals and post-judgment proceedings) from the non-prevailing party(ies), provided that, in no event will the aggregate amount of attorneys’ fees recoverable by any Member under this Section 9.11, in connection with a Legal Action initiated by such initiating Member (and in which the initiating Member is the prevailing party) ever exceed 200% of the total amount of aggregate amount of Capital Contributions made by such Member to the Company.

9.12.

 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.13.

Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and/or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, all of which shall continue in full force and effect to the fullest extent legally permissible.

9.14.

Counterparts; Electronic Delivery. This Agreement, and any other documents or instruments contemplated hereunder or entered into pursuant hereto, may be executed in two or more counterparts, each of which shall be deemed an original, and all of which, when assembled, shall constitute one and the same document. The signature of any party to any counterpart of this Agreement or such other instrument shall be deemed a signature to, and may be appended to, any other counterpart hereof (or thereof).  Delivery of an executed counterpart of this Agreement or any such other instrument) may be delivered electronically, including by facsimile transmission and/or by e-mail delivery of a .PDF scan of such counterpart, and the same shall constitute good and valid execution and delivery for all purposes.

9.15.

Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member, deliver to the requesting Person a certificate stating, to the Member’s knowledge, that (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

If the certificate is not received within such ten (10) day period, the Manager shall have the right to execute and deliver the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.7.1(ii), above.

9.16.

Investor Members’ Representations and Acknowledgement of Risk.  Each Investor Member warrants and represents to the Manager that he, she or it:

9.16.1

Understands the risk involved with the Company's business, including the risk of loss of such Member’s entire investment;

9.16.2

Understands that there is no guarantee that the Company will be financially successful or that the value of such Member’s ownership interest and investment in the Company will appreciate or maintain its value;

9.16.3

Has sufficient financial resources so that he/she/it can hold his/her/its securities indefinitely or could, without affecting his/her/its ability to satisfy his/her/its financial needs and personal contingencies, afford a complete loss of his/her/its investment;

9.16.4

Is aware (i) that there is no public market for the Class B Membership Units, Class C Membership Units and/or the Class C-1 Membership Units, (ii) that it is not intended that such a market will develop or be created, and (iii) that it will not be possible to readily liquidate this investment;

9.16.9 Acknowledges and agrees that any interest earned on the Investor’s investment may be used by the Company, and that such interest (if any) will not be refunded to the Investor; and

9.16.10 Will complete and sign a Subscription Agreement and, by so doing, will be deemed also to have executed this Agreement.

[Signatures Commence on the Following Page]

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed as of the date set forth hereinabove.

COMPANY:

FAIR-HAIRED DUMBBELL, LLC, an Oregon limited liability company

By:

…Some Knucklehead Inc. dba Guerrilla Development, an Oregon corporation,

its Manager

By: _________________________

Name:  Kevin Cavenaugh

Title:    Manager

CLASS A MEMBER:

…SOME KNUCKLEHEAD INC. DBA GUERRILLA DEVELOPMENT, an Oregon corporation

By: _________________________

Name:  Kevin Cavenaugh

Title:    Manager